FOR IMMEDIATE RELEASE

Entegra Financial Corp.	Stearns Financial Services, Inc.
Roger D. Plemens	Harley Vestrum
President and Chief Executive Officer	Chief Operating Officer/Chief Risk Officer
(828) 524-7000	(320) 650-2386

ENTEGRA FINANCIAL CORP. ANNOUNCES FURTHER EXPANSION

WITH PURCHASE OF 2 BRANCHES IN NORTHERN GEORGIA

Franklin, North Carolina, October 24, 2016 — Entegra Bank, the wholly-owned subsidiary of Entegra Financial Corp. (NASDAQ: ENFC) (“Entegra”), today announced that it has entered into an agreement with Stearns Bank, N.A., the wholly-owned subsidiary of Stearns Financial Services, Inc., to acquire its 2 banking branches in Jasper, Georgia. Entegra will assume approximately $150 million in deposits with the option to purchase up to $5 million in loans, and pay a deposit premium of 3.65%.

“We are thrilled to announce this branch acquisition as we continue to expand our franchise into northern Georgia,” said Roger D. Plemens, President and Chief Executive Officer of Entegra. “Stearns Bank has done a great job of turning around and growing these Jasper branches and preserving a vital, time-honored community institution. The acquisition will provide us with the liquidity to continue our growth, as well as a presence in the attractive Pickens County, Georgia market, which serves as a bedroom community for the northern Atlanta metropolitan area. We continue to execute upon our strategic priorities of seeking accretive acquisition opportunities, diversifying into higher growth contiguous markets, leveraging our capital, and positioning Entegra for long-term independence.”

Entegra Bank intends to hire all current employees at both branch locations and is dedicated to providing a smooth transition and high level of service to its new customers.

Excluding estimated transaction expenses, the transaction is expected to accrete $0.24 to earnings per share during the first year, an increase of approximately 20%. The 4.2% tangible book value dilution will result in an earn-back period of approximately 3 years. Upon completion of the transaction, Entegra is expected to have approximately $1.35 billion in assets and nearly $1.0 billion in deposits.

The purchase, which is subject to customary closing conditions, including regulatory approvals, is expected to be completed in the first quarter of 2017.

Entegra Financial Corp. and Entegra Bank were advised in the transaction by Sandler O’Neill + Partners, L.P. as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as legal counsel. Stearns Financial Services, Inc. and Stearns Bank, N.A. were advised in this transaction by Hovde Group, LLC as financial advisor and Lindquist & Vennum LLP as legal counsel.

About Entegra Financial Corp.

Entegra Financial Corp., with total assets of $1.2 billion at June 30, 2016, is headquartered in Franklin, NC and is the bank holding company for Entegra Bank. Entegra’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 15 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania and Upstate South Carolina counties of Anderson, Greenville, and Spartanburg. The Bank also operates loan production offices in Asheville, NC and Clemson, SC. For further information, visit the Bank’s website www.entegrabank.com.

About Stearns Financial Services, Inc.

Stearns Financial Services Inc. (SFSI) is a $1.9 billion well-capitalized, independent financial holding company based in the Midwest. Founded in 1912, CEO Norm Skalicky has led SFSI since 1964. Stearns Bank continues to extend the foundation of excellence with bank locations in Minnesota, Arizona, Florida, and Georgia. Stearns specializes in nationwide small business lending and equipment financing with a history delivering outstanding customer service and the ability to deliver fast decisions with customized finance solutions. Our slogan says it all: We get the job done!

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain non-GAAP statements and “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of Entegra’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in Entegra’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Entegra undertakes no obligation to revise or update these statements following the date of this press release.